Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

(Amended and Restated Effective June 10, 2020)

Petmed Express, Inc. (the “Company”) strives to apply the highest ethical, moral and legal principles in every aspect of its business conduct. This Code of Business Conduct and Ethics (the "Code") has been adopted by the Board of Directors (the “Board”) of the Company, and the Code applies to all Company directors, officers, and employees, and is addressed to each director, officer and employee individually.

The Code sets forth broad ethical principles that the Company has established for the conduct of its business, and outlines certain key legal requirements of which all Company personnel must be aware and with which all Company personnel must comply. This Code is not intended to cover every issue that may arise, and in the course of performing their duties and responsibilities for the Company, all directors, officers and employees should act with these principles in mind and should use good judgment and common sense at all times.

PURPOSE:

The purpose of the Code is to deter wrongdoing and to promote:

(1)	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(2)

Avoidance of conflicts of interest, including disclosure to an appropriate Company representative of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

(3)

Full, fair, accurate, timely and understandable disclosure in the periodic reports and documents filed by the Company with, or submitted to, the Securities and Exchange Commission (“SEC”) and in the Company’s public communications;

(4)	Compliance with applicable governmental laws, rules and regulations;
(5)	Protection of Company assets, including corporate opportunities and confidential information;
(6)	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
(7)	Accountability for adherence to the Code.

Each director, officer and employee of the Company must act honestly, with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's customers, suppliers, partners, service providers, competitors, employees, affiliates and anyone else with whom he or she has contact in the course of performing his or her job.

In general, the principles that govern honest, integrity and ethical conduct, including the avoidance of conflicts of interest between personal and professional relationships, reflect, at the minimum: (1) the duty in performing any responsibilities to place the interests of the Company ahead of personal interests; (2) the fundamental standard that no director, officer or employee take inappropriate advantage of their positions; (3) the duty to assure that the reports filed by the Company and the Company’s public communications are prepared honestly and accurately in accordance with applicable rules and regulations; (4) the obligation to respect the confidentiality of information acquired in the course one’s work except when authorized or otherwise legally obligated to disclose, and to ensure that such confidential information not be used for personal advantage; and (5) the duties performed by all directors, officers and employees are conducted in an honest and ethical manner.

Conflicts of Interest

A “conflict of interest” exists when an individual’s private interest (or the interest of a member of his or her family) interferes with or appears to interfere with the interests of the Company. A conflict of interest can arise when the individual (or a member of his or her family) acts or has interests that may make it difficult for him or her to objectively and effectively perform his or her work for the Company. Conflicts of interest also can arise when the individual, or a member of his or her family, receives improper personal benefits because of his or her position in the Company.

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Unless approved by the Board, neither you nor any member of your immediate family can acquire a financial interest in, or accept employment with, an entity doing business with the Company if the interest or employment could conflict with your duties to the Company and the performance of such duties. For example, it is usually a conflict of interest for Company personnel to work simultaneously for a customer or supplier. Also, you cannot work for a competitor as an employee, consultant or board member.

Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer or their family members are expressly prohibited.

In addition, you and your immediate family members cannot accept material gifts or favors that could create the appearance that your business judgment could be affected by the receipt of such gifts or favors. You and members of your immediate family, however, can accept gifts of nominal value from existing sources, prospective sources or persons, firms or companies with whom the Company does or might do business.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with the Company’s customers, suppliers and business partners. You cannot offer gifts or favors to any employee, or a member of the employee’s immediate family, of a competitor, supplier, customer or business partner if the gifts or favors might place the recipient under any obligation to you or to the Company.

Conflicts of interest are prohibited as a matter of Company policy.

Corporate Opportunities

All directors, officers and employees owe a duty to the Company to advance the Company’s interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company.

Confidentiality

Company personnel must maintain the confidentiality of all confidential and nonpublic information received from the Company or its customers, suppliers and business partners except when disclosure is authorized by an executive officer of the Company or compelled by disclosure laws or valid legal process. Confidential information includes all information that, if disclosed, might be of use to competitors, or harmful to the Company or its customers, suppliers or business partners. It also includes information that the Company’s customers, suppliers and business partners have entrusted to the Company. For example, confidential information includes financial documents, pricing or vendor information, corporate development materials, the cost of goods, personnel files, manuals and procedures, computer software, design documents, videos and internal reports or memoranda. Information that the Company has made public, such as press releases, advertisements or documents filed with governmental regulatory authorities, is not confidential information. The obligation to preserve confidential information extends beyond the term of employment with, or service to, the Company. Furthermore, in addition to your ethical obligation to preserve the confidential nature of such sensitive information, you must abide by the terms of your Non-Disclosure, Non-Compete and Non-Solicitation Agreement with the Company.

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Fair Dealing

The Company seeks to outperform its competition fairly and honestly through superior performance and not through unethical or illegal business practices. Company personnel must deal fairly with the Company's customers, suppliers, partners, service providers, competitors, employees, affiliates and anyone else with whom he or she has contact in the course of performing his or her job. Company personnel cannot steal proprietary information, possess trade secret information obtained without the owner’s consent, or induce such disclosures by past or present employees of other companies. You may not take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or any other intentional unfair practice. The knowing or deliberate falsification of any documents or data in connection with service to the Company shall be the basis for immediate discharge and may subject the violator to civil and/or criminal penalties.

Protection and Proper Use of Company Assets

Company personnel must endeavor to protect the Company’s assets and property and ensure (i) their efficient and proper use and (ii) that they are used for legitimate Company business purposes during employment with the Company. Improper use includes unauthorized personal appropriation or unauthorized use of the Company’s assets, data or resources, including computer equipment, software and data. Theft, carelessness, and waste have a direct adverse impact on the Company’s profitability and are prohibited. All payments with Company funds require approval by an authorized officer who has knowledge of the purpose of the payment, adequate substantiation of the identity of the payee and written contracts or documentation establishing the payment obligation. Company personnel must report any suspected incident of fraud or theft immediately for investigation.

Intellectual Property

The Company owns all of the work performed by Company personnel at and/or for the Company, whether partial or completed. All Company personnel shall be obligated to assign to the Company all “intellectual property” that is created or developed by them, alone or with others, while working for the Company. The obligation of Company personnel to protect the Company’s assets extends to the Company’s intellectual property. Intellectual property includes trade secrets, patents, patent applications, trademarks, and copyrights, as well as business, marketing and service plans, regulatory dossiers, designs, databases, records, salary information and any non-public financial data and reports. Unauthorized use or distribution of this information violates Company policy and may subject the violator to civil and/or criminal penalties.

Outside Employment

Subject to any departmental restrictions, Company personnel are permitted to engage in outside employment if it is free of any actions that could be considered a conflict of interest. Outside employment must not adversely affect an employee’s job performance at the Company, and outside employment must not result in absenteeism, tardiness or, in connection with exempt employees, an employee’s inability to work overtime when requested or required. Company personnel may not engage in outside employment that requires or involves using Company time, materials or resources. For purposes of this policy, outside employment includes self-employment.

Services as a Director

Company personnel may not serve as a director, trustee, or in a similar capacity for any for-profit public or private entity, without approval of an executive officer and the Human Resources Department. The Company recognizes that this Section is not applicable to directors of the Company who do not also serve in management positions within the Company.

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Compliance with Laws, Rules and Regulations

Directors, officers and employees should comply, both in letter and spirit, with all applicable laws, rules and regulations in the counties, cities, states, countries and other jurisdictions in which the Company conducts its business. Local laws may in some instances be less restrictive than the principles set forth in this Code. In those situations, Directors, officers and employees should comply with the Code, even if the conduct would otherwise be legal under applicable laws. On the other hand, if local laws are more restrictive than the Code, directors, officers and employees should comply with applicable laws. Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel.

Securities Transactions

Insider Trading. No director, officer or employee may purchase or sell any Company securities while in possession of material non-public information regarding the Company, nor may any director, officer or employee purchase or sell another company's securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material non-public information regarding the Company or any other company to:

• obtain profit for himself or herself; or

• directly or indirectly "tip" others who might make an investment decision on the basis of that information.

Directors, officers or employees of the Company who have access to confidential information cannot use or share such information for stock trading purposes or for any other purpose except the proper conduct of the Company’s business. All Company personnel are subject to the Company’s Statement of Policy Regarding Insider Trading in effect at the time. The Company’s Statement of Policy Regarding Insider Trading is contained in the Company Employee Handbook as Appendix A. Insider trading is a crime and can lead to criminal and civil fines, penalties and charges against the Company and the violator.

Rule 10b5-1(c) Plans. The Company may permit exemptions from the insider trading policies and procedures described above for transactions in securities issued by the Company effected pursuant to pre-approved, written trading plans or arrangements complying with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended. Rule 10b5-1(c) plans or arrangements may not be entered into or modified either during trading blackout periods or when the individual is aware of material, non-public information relating to the Company or its securities. All such plans or arrangements (and any modification or termination thereof) must be pre-approved by the Company.

Rumors. The dissemination of false or misleading information about companies or securities, particularly in volatile or fragile market conditions, can be a damaging form of market abuse which can affect both the company concerned as well as general market conditions. It is against the law to start or circulate a rumor (defined as “information that is circulated purporting to be fact but which has not yet been verified”) if that rumor is likely to influence the market price of that security or that a reasonable person would expect it to have a material effect on the price of a security if it were widely circulated. Starting or disseminating any rumor with the intention of influencing the price movement of a security is a breach of this Code and may also constitute a violation of securities laws.

Short Sales. Directors, officers and employees are prohibited from effecting short sales, including “short sales against the box” of securities issued by the Company. Also prohibited are economically equivalent transactions, whether in the form of call or put options, swap transactions or other derivative transactions that would result in a directors, officer or employee having a net short exposure to the Company.

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Disclosure in Reports and Documents

The Company's periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules. It is important that the Company’s filings with the SEC and other federal, state, domestic and international regulatory agencies are full, fair, accurate, timely and understandable. Each director, officer and employee who contributes in any way to the preparation or verification of the Company's filings with the SEC, the financial statements and other financial information must ensure that the Company's books, records and accounts are truthfully and accurately maintained to ensure that such information is full, fair, accurate, timely and understandable. Each director, officer and employee must cooperate fully and comply with the Company's accounting and internal audit departments, as well as the Company's independent public accountants and counsel, and the Company expects each director, officer and employee to be diligent, in providing accurate information to the inquiries that are made related to the Company’s disclosure requirements.

Each director, officer and employee who is involved in the Company's disclosure process must:

• be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting; and

• take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

Discrimination and Harassment

The Company is committed to fostering a work environment in which all individuals are treated with respect and dignity. Each individual should be permitted to work in a business-like atmosphere that promotes equal employment opportunities. The Company requires strict adherence to its policies and applicable laws regarding equal employment opportunities and discrimination in the workplace. The Company will not tolerate illegal discrimination or harassment. Relationships with colleagues and business relationships with competitors, suppliers, customers and business partners always must be conducted free of any discrimination, including based on, but not limited to, race, color, creed, religion, age, sex, sexual preference, national origin, marital status, veteran status, handicap or disability.

Health and Safety

The Company strives to provide all Company personnel with a safe and healthful work environment. You share responsibility for maintaining a safe and healthy workplace by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or condition.

The Company will not tolerate violence or threatening behavior in the workplace. In addition, Company personnel are required to report to work in a condition to perform their duties, free from the influence of illegal drugs or alcohol. The Company will not tolerate the use of illegal drugs in the workplace.

Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. You must document and record accurately all of your business expenses. If you are unsure whether a particular expense is legitimate, you should ask the Company’s chief financial officer. Rules and guidelines regarding business expenses are available from the Company’s accounting department.

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All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets cannot be maintained unless permitted by applicable laws or regulations. All Company personnel are also subject to the Company’s Document Retention Policy.

Company personnel must avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies in business records and communications. This prohibition applies equally to e-mail, social media, internal memos and formal reports.

Payments to Government Personnel or Candidates for Office

The Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political parties or candidates to obtain or retain business. Making payments to government officials of any country is illegal.

Kickbacks, bribes, rebates or other illegal consideration are prohibited, and must never be given or accepted by any Company personnel. All Company personnel dealing with government agencies must be aware of, and comply with, any agency rules limiting or prohibiting gifts or other favors.

The Company cannot contribute, directly or indirectly, to any political campaign or party. Company personnel cannot use expense accounts to pay for any personal political contributions or seek any other form of reimbursement from the Company for such contributions. Of course, you are free to engage in political activity with your own resources on your own time.

ADMINISTRATION OF THE CODE:

The Code shall be administered as follows:

(1) Responsibility for Administration

The Code shall be interpreted and administered by the Company’s Audit Committee of the Board (the “Audit Committee”) which consists entirely of outside, independent directors.   In discharging its responsibilities, the Audit Committee may engage such agents and advisors as it shall deem necessary or desirable, including but not limited to, attorneys and accountants.

(2) Scope of Code

The Audit Committee shall periodically, in light of the experience of the Company, review the Code. As it deems necessary, the Audit Committee shall make recommendation to the Board to ensure that (a) the Code conforms to applicable law; (b) the Code meets or exceeds industry standards, and (c) any weaknesses in the Code or any other policy of the Company revealed through monitoring, auditing and reporting systems are eliminated or corrected.

(3) Waiver or Amendment of the Code

The Audit Committee may grant a specific, limited waiver of any provision of the Code if the Audit Committee determines, based on information that the Audit Committee deems credible and persuasive, that such a limited waiver is appropriate in the specific circumstances (and each fact situation shall be a separate case), provided however that waivers for directors or executive officers must be approved by the Board following approval by the Committee. In determining whether to waive any of the provisions of the Code, the Audit Committee shall consider whether the proposed waiver (a) is prohibited by the Code; (b) is consistent with honest and ethical conduct; and (c) will result in a conflict of interest between the requestor’s personal and professional obligations to the Company. If the Audit Committee waives any provision of the Code, then the Company shall make an immediate disclosure of such waiver in accordance with applicable laws, rules or regulations.

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The Code may be amended only by the Board. The Company must report promptly any amendments to the Code as required by applicable laws, rules or regulations.

(4) Reporting of Violations

Any suspected violation of the Code shall be promptly reported to the Audit Committee, and failure to report knowledge of a violation may result in disciplinary action against those who fail to report. If you are not sure whether specific conduct meets applicable Company standards, you should discuss the situation with your immediate supervisor or contact the Company’s executive officer. Executive officers or members of the Board should consult with a member of the Audit Committee.

Persons reporting suspected violations of the Code shall be as specific as possible and if possible, shall identify themselves in order to facilitate investigation of potential violations. Reporting of such violations may be done anonymously, but anonymous reports shall be investigated only if enough facts are available to justify proceeding and to allow a thorough investigation. To the extent practicable and subject to applicable laws, rules, regulations or legal proceedings, the identity of the person reporting a suspected violation shall be kept confidential. The identity of persons against whom allegations of violations are brought shall be kept confidential unless or until it has been determined that a violation has occurred.

It shall be a violation of the Code to intimidate or impose any form of retribution on any person who in good faith reports suspected violations of the Code (except that appropriate action may be taken against such person if such person is one of the wrongdoers).

(5) Investigation of Violations

If the Audit Committee receives information regarding an alleged violation of the Code, the Audit Committee shall promptly take all appropriate actions necessary to investigate, including: (a) evaluate such information as to gravity and credibility; (b) initiate an informal inquiry or a formal investigation with respect thereto; (c) if appropriate, prepare a report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter; (d) if appropriate, make the results of such inquiry or investigation available to the public (including disciplinary action); and (e) if appropriate, recommend changes to the Code that the Audit Committee deems necessary or desirable to prevent similar violations of the Code. All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

(6) Disciplinary Measures

The Audit Committee shall enforce the Code through appropriate disciplinary actions. The Audit Committee shall determine whether violations of the Code have occurred and, if so, shall determine the disciplinary measures to be taken against any person who has violated the Code. The disciplinary measures, which may be invoked at the discretion of the Audit Committee, and with approval of the Board, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension (with or without pay), demotions, deductions in salary, termination of employment, and restitution.

In determining the appropriate sanction in a particular case, the Audit Committee shall consider all relevant information, including, but not limited to: (a) the nature and severity of the violation; (b) whether the violation was a single occurrence or repeated occurrences; (c) whether the violation appears to have been intentional or inadvertent; (d) whether the person(s) involved had been advised prior to the violation as to the proper course of action; and (e) whether or not the person in question had committed other violations in the past.

The jurisdiction of the Audit Committee shall include, in addition to the person(s) who violated the Code, any other person involved in the wrongdoing including but not limited to: (a) persons who fail to use reasonable care to detect a violation; (b) persons who were requested to divulge information about a suspected violation of the Code, but who withheld material information regarding a suspected violation; and (c) supervisors who approved or condoned the violations or attempt to retaliate against any persons for reporting violations or violators.

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(7) Record Retention and Confidentiality

All reports and records prepared or maintained pursuant to the Code shall be considered confidential and shall be maintained and protected accordingly to the extent permitted by applicable laws, rules and regulations or legal proceedings. Except as otherwise required by law or the Code, such matters shall not be disclosed to anyone other than the Board and its counsel.

(8) Internal Use

The Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.

(9) Other Policies and Procedures

The Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act of 2020 and Item 406 of Regulation S-K under the Securities Exchange Act of 1934, as amended, and the rules and forms applicable to public companies thereunder. While other policies or procedures of the Company may govern the behavior or activities of the persons who are subject to the Code, they are superseded by the Code to the extent that they overlap or conflict with the provisions of the Code.

* * * * *

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